EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of the _____ day of ________________, 2001, by and between First Southern Bancorp, a Georgia corporation (the "Employer" or the "Company") which is the proposed bank holding company for First Southern National Bank (proposed), a bank being organized under the laws of the United States of America, having its principal place of business in Statesboro, Georgia, and Charles Robert ("Bo") Fennell, Jr., a resident of the State of Georgia (hereinafter called "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is presently in the organization process to establish a new nationally chartered bank in Statesboro, Georgia; and

         WHEREAS, Employee has been employed with another financial institution as a chief financial officer and has experience in the areas of financial management, oversight and operations; and

         WHEREAS, Employer is desirous of employing Employee as Chief Financial Officer of Employer's bank to be opened in Statesboro, Georgia; and

         WHEREAS, Employee desires to work for Employer on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, the parties hereto agree as follows:

         1. Employment. Employer hereby employs Employee and Employee accepts employment with Employer on the terms and conditions hereafter set forth. Upon organization of First Southern National Bank (the "Bank"), the Employer and the Employee contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Company hereunder; provided that nothing herein shall be construed as releasing the Company from its obligations hereunder. Following any such assignment, the term "Employer" as used herein from time to time shall refer to the Bank..

         2. Term. Unless earlier terminated as hereinafter provided in Section 14, the term of employment under this Agreement shall commence on June ___, 2001, and shall continue until the day preceding the third (3rd) anniversary date of the opening day of Employer (the "Initial Term"). For illustrative purposes only, in the event Employer shall open for business on November 1, 2001, the Term shall expire October 31, 2004. Thereafter, this Agreement shall automatically renew for additional one year periods unless and until either party notifies the other in writing of its desire not to renew this Agreement at least 90 days prior to the last day of the Initial Term or any subsequent renewal period.

         3. Duties. Employee shall serve as Chief Financial Officer of Employer and in such capacity shall perform such duties as are consistent with that position, as Employer may from time to time direct. Such duties shall be performed at Employer's main office or subsidiary offices or branches as directed by Employer. Employee shall maintain his primary residence in Bulloch County, Georgia, during the term of this Agreement. Employee recognizes that community involvement and visibility in the community is important to Employer and Employee agrees that he shall be actively involved in civic activities on behalf of and as an ambassador for Employer, including chamber of commerce activities, charitable fundraisers and local civic clubs and organizations.

         4. Extent of Services. Employee shall, during normal working hours, devote his best efforts as well as his full time, attention and energies to the business of Employer and shall diligently perform to the best of his ability such duties as may be reasonably assigned to Employee.

         Employee shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or pecuniary advantage and whether or not such activity is carried on outside normal working hours, but this prohibition shall not be construed as preventing Employee from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the companies in which investments are made. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that, during the term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

5.       Compensation and Benefits.

          For all services which Employee may render to Employer while this Agreement remains in effect, Employee shall receive the following base salary and benefits. Employer's Board of Directors will review this Agreement and the compensation provision herein, on an annual basis, and will document its justification and approval of such compensation, if appropriate, in the Board minutes.

                  (a) Base Salary. For all services rendered by Employee under this Agreement, Employer shall pay Employee $65,000 per year, payable in accordance with the salary payment practices of Employer applicable to officers. Employer shall have the right to increase the compensation provided by this Agreement, but any such increase shall not affect any of the other terms and conditions of this Agreement.

                  (b) Benefits. Employee shall be entitled, to the extent that Employee's position, title, tenure, salary, age, health and other qualifications make him eligible, to participate in all employee benefit plans or programs of Employer. Such plans include, but are not limited to, health, disability and life insurance, which will be made available to Employee's family at an additional cost to Employee. Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

                  (c) Payment of Dues. Employer shall pay Employee's monthly membership dues to Forest Heights Country Club. The Employer may also pay Employee's dues for any civic organization that Employer determines in its sole discretion to be in the best interests of Employer.

                  (d) Bonus. Employee shall be eligible to receive cash bonuses based on Employee's achievement of specified goals and criteria. These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established by the Board of Directors. Unless provided otherwise in any particular bonus program, each annual award will vest if Employee is actively employed in January 1 following the year for which the award is earned, and each long-term incentive compensation award will vest over three years if Employee is actively employed on January 1 following each subsequent year of vesting.

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

                  (e) Working Facilities. Employee shall be furnished with an office and such other facilities and services as may be necessary or suitable to his position and adequate for the performance of his duties.

                  (f) Expenses. Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items, but only to the extent that such expenses are allowable deductions to Employer on its Federal income tax return. Employer shall promptly reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures. Employee shall repay to Employer the amounts of any expenses claimed which, for lack of proper documentation or otherwise, are not allowed to Employer as deductions for Federal income tax purposes.

                  (g) Vacations. Employee shall be entitled to 15 paid vacation days each calendar year.


                  (h) Bonus Upon Opening of Bank. On the date that First Southern National Bank shall open for business, so long as Employee is still employed by Employer, Employee shall receive a cash bonus of Five Thousand and NO/100 ($5,000.00) Dollars in consideration for Employee's expertise and efforts during the organizational period for the Bank.

         6. Stock Options. Employee shall participate in Employer's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by Employer. As soon as an appropriate stock option plan is adopted by the Board of Directors of Employer, Employer shall grant to Employee an option to purchase a number of shares of First Southern National Bancorp's common stock equal to 2.0% of the number of shares sold in the initial stock offering. The award agreement for the stock option shall provide that one-fifth of the shares subject to the option will vest on each of the first five anniversaries of the date that First Southern National Bank opens for business, but only if Employee remains employed by Employer, and the terms and conditions of any stock options granted to Employee shall be governed by the stock option plan to be implemented by Employer. Once vested, options will be non-forfeitable.

         7. Ownership of Work Product. Employer shall own all Work Product arising during the course of Employee's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Employer, its business or its customers and that Employee conceives, develops, or delivers to Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of Employer, and whether or not requested by Employer. If the Work Product contains any materials, programming or intellectual property rights that Employee conceived or developed prior to, and independent of, Employee's work for Employer, Employee agrees to point out the pre-existing items to Employer and Employee grants Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. Employee agrees to take such actions and execute such further acknowledgments and assignments as Employer may reasonably request to give effect to this provision.

         8. Protection of Trade Secrets. Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Employer, Employee agrees not to use or disclose any Trade Secrets of Employer during or after his employment. As provided by Georgia statutes, "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or

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

potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         9. Protection of Other Confidential Information. In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for Employer, not to use or disclose any Confidential Business Information of Employer during or after his employment or following termination of his employment for any reason. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 8 and 9 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to Employer under an obligation of secrecy.

         10. Return of Materials. Employee shall surrender to Employer, promptly upon its request and in any event upon termination of Employee's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee's possession or control, including all copies thereof, relating to Employer, its business, or its customers. Upon the request of Employer, Employee shall certify in writing compliance with the foregoing requirement.

         11. Non-Solicitation of Customers. During the term of his employment with Employer, and for a period of two years following the termination of his employment other than Without Cause by Employer, Employee shall not solicit any individual or entity which was a customer or client of Employer for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by Employer, provided, however, that this restriction shall apply only to those customers or clients with whom Employee had direct material contact in connection with services or products provided by Employer within two years prior to the date of termination of such employment. Notwithstanding the preceding sentence, Employee shall be subject to the restrictions of this Section 11 in the event Employee's employment with Employer is terminated pursuant to Section 14(a)(vii) and Employee receives the compensation set forth in Section 14(h).

         12. Non-Solicitation of Employees. During the term of Employee's employment with Employer, and for a period of two years following the termination of his employment other than Without Cause by Employer, Employee shall not induce or solicit for employment any employee of Employer for the purpose of providing services that are the same or similar to the types of services offered or engaged in by Employer at the time of termination of Employee's employment with Employer. Notwithstanding the preceding sentence, Employee shall be subject to the restrictions of this Section 12 in the event Employee's employment with Employer is terminated pursuant to Section 14(a)(vii) and Employee receives the compensation set forth in Section 14(h).

         13. Non-Competition Agreement. During Employee's employment with Employer, and for a period two years following the termination of his employment other than Without Cause by Employer, Employee shall not (without the prior written consent of Employer), be employed by or affiliated with or serve as an organizer, director, officer, or employee of any commercial bank, savings & loan, credit union or other depository institution or holding company in Bulloch County, Georgia, or any

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

other county in Georgia in which First Southern National Bank or First Southern National Bancorp shall have a branch or bank charter at the time Employee's employment with Employer is terminated. Notwithstanding the preceding sentence, Employee shall be subject to the restrictions of this Section 13 in the event Employee's employment with Employer is terminated pursuant to Section 14(a)(vii) and Employee receives the compensation set forth in Section 14(h).

14.      Termination.

                  (a) Employee's employment under this Agreement may be terminated prior to the end of the Initial Term or any subsequent Renewal Term only as follows:

                           (i) upon the death of Employee;

                           (ii) upon the disability of Employee for a period of
                  90 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on Employer;

                           (iii) upon the determination of Cause for
                  termination, in which event such employment may be terminated by written notice at the election of Employer. "Cause" shall consist of any of (A) the commission by Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by Employee, which is intended to cause, causes or is reasonably likely to cause material harm to Employer (including harm to its business reputation), (B) the indictment of Employee for the commission or perpetration by Employee of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by Employee of this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to Employee of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to Employee's performance) regulatory action against Employee or Employer (provided that the Board of Directors determines in good faith, with Employee abstaining from participating in the consideration of and vote on the matter if Employee is on the Board of Directors, that the subject matter of such action involves acts or omissions by or under the supervision of Employee or that termination of Employee would materially advance Employer's compliance with the purpose of the action or would materially assist Employer in avoiding or reducing the restrictions or adverse effects to Employer related to the regulatory action); (E) the exhibition by Employee of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with Employee abstaining from participating in the consideration of and vote on the matter, is materially detrimental to Employer's best interest, that, if susceptible of cure remains

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

                  uncured 10 days following written notice to Employee of such specific inappropriate behavior (provided, that Employer shall be under no obligation to allow a time period to cure with respect to such behavior); or (F) the failure of Employee to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to Employee of such failure; or

                           (iv) by the Employee by Notice of Termination which
                  follows a Change in Control and either (i) follows the occurrence of a Good Reason or (ii) is delivered within six
                  (6) months after the occurrence of a Change in Control;

                           (v) by the Employer if its effort to organize the
                  Bank is abandoned before a charter is obtained;

                           (vi) by the Employee effective upon the 30th day
                  after delivery of a Notice of Termination; or

                           (vii) upon 30 days written notice thereof to Employee
                  from Employer for no reason or a reason other than those set forth in subsection (iii) above (termination "Without Cause").

                  (b) If Employee's employment is terminated because of Employee's death under Section 14(a)(i), Employee's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of Employee's death.

                  (c) During the period of any incapacity leading up to the termination of Employee's employment as a result of disability under Section 14(a)(ii), Employer shall continue to pay Employee his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until Employee becomes eligible for benefits under any long-term disability plan or insurance program maintained by Employer, provided that the amount of any such payments to Employee shall be reduced by the sum of the amounts, if any, payable to Employee for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, Employee shall receive any bonus earned or accrued through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Employee's incapacity.

                  (d) If the Employee's employment is terminated for Cause under
Section 14(a)(iii), Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

                  (e) If the Employee's employment is terminated by the Employee pursuant to Section 14(a)(iv), the Employee shall be entitled to the following:

                           (i) the Employer shall pay the Employee in cash
                  within fifteen (15) days of the date of termination severance compensation in an amount equal to the sum of (A) his then current monthly base salary multiplied by 12; (B) any bonus earned or accrued under the Bonus Plan through the date of termination (including amounts awarded for previous years but which

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                  were not yet vested); and (C) a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

             (f) If the Employee's employment is terminated pursuant to Section 14(a)(v), Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, as well as severance compensation in an amount equal to 100% of his monthly base salary for three (3) months from the date of termination.

            (g) If Employee resigns under Section 14(a)(vi), Employee shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

             (h) If Employer terminates the Employee's employment pursuant to
Section 14(a)(vii), the Employee shall be entitled to the following:

                           (i) the Employer shall pay the Employee in cash
                  within fifteen (15) days of the date of termination severance compensation in an amount equal to the sum of (A) his then current monthly base salary multiplied by 24; (B) any bonus earned or accrued under the Bonus Plan through the date of termination (including amounts awarded for previous years but which were not yet vested); and (C) a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

             (l) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Employee's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change of Control or the date of Employee's termination determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Employee for the tax payable by the Employee, pursuant to Section 4999 of the Internal Revenue Code, on such "excess parachute payments," taking into account all taxes payable by the Employee with respect to such tax gross-up payments hereunder, so that Employee shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him.

         15. Oral Modification Not Binding. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no change or attempted waiver of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that Employee's compensation may be increased at any time by Employer without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

         16. Governing Law. This Agreement has been entered into in the State of Georgia and shall be governed by the laws of such State without regard to conflict of laws principles.

         17. Remedies for Breach. Employee recognizes and agrees that a breach by Employee of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Employer. In the event of a breach or threatened breach of any covenant contained herein, Employer shall be entitled to temporary and permanent injunctive relief, restraining Employee from violating or threatening to violate


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

any covenant contained herein, as well as all costs and fees incurred by Employer, including attorneys' fees, as a result of Employee's breach or threatened breach of the covenant. Employer and Employee agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach of threatened breach, including the recovery of damages from Employee.

         18. Consideration. Employee acknowledges and agrees that valid consideration has been given to Employee by Employer in return for the promises of Employee set forth herein.

         19. Covenants are Independent. The covenants on the part of Employee contained herein shall each be construed as agreements independent of each other and of any other provisions in this Agreement and the unenforceability of one shall not effect the remaining covenants.

         20. Severability and Substitution of Valid Provisions. To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Employer and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Georgia.

         21. Extension of Periods. Each of the time periods described in this Agreement shall be automatically extended by any length of time during which Employee is in breach of the corresponding covenant contained herein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

         22. Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraining on Employee in light of the present and proposed activities and business of Employer on the date of the execution of this Agreement. Employee acknowledges that strict enforcement of the covenants contained herein will cause no hardship to either Employee or his family.

         23. Withholding of Taxes. Employer may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

         24. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and sent by registered or certified mail to his residence in the case of Employee or to its principal office in the case of Employer.

         25. Assignment. The rights and obligations of the parties to this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement shall not be terminated by any merger or consolidation whether or not Employer is the consolidated or surviving corporation or by transfer of all or substantially all of the assets of Employer to another corporation if there is a surviving or resulting corporation in such transfer. This Agreement may not be assigned by Employee.

         26. Severability. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or


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

otherwise unlawful, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected. In addition, the applicable provision shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.


         27. Entire Agreement. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by Employer. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto.


         28. Gender Neutrality. The terms "he," "him," "his," and "himself," where used in this Agreement, shall refer to both the masculine and feminine genders, as may be appropriate.


         29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.


30.      Certain Definitions:

                  (a) "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

                           (i) The individuals who, as of the date of this
                  Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least fifty percent of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least fifty percent of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                           (ii) An acquisition (other than directly from the
                  Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange
                  Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

                           (iii) Approval by the shareholders of the Employer
                  of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation or dissolution of the Employer (excluding any liquidation or dissolution of Employer made

 +                                      9
                  in connection with a voluntary or involuntary bankruptcy or receivership or other insolvency proceeding of Employer or other Employer's insolvency); or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

                           (iv) A notice of an application is filed with the
                  Office of Comptroller of the Currency (the "OCC") or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

                  (b) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through
(viii) hereof:

                           (i) a change in the Executive's status, title,
                  position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within 90 days preceding the date of Change in Control or at any time thereafter;

                           (ii) a reduction in the Executive's base salary or
                  any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

                           (iii) the Employer's requiring the Executive to be
                  based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                           (iv)  the failure by the Employer to (A)
                  continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

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


                           (v) the insolvency or the filing (by any party,
                  including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within 60 days;

                           (vi) any material breach by the Employer of any
                  material provision of this Agreement;

                           (vii) any purported termination of the Executive's
                  employment for Cause by the Employer which does not comply with the terms of this Agreement; or

                           (viii) the failure of the Employer to obtain an
                  agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement.

         Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

                  (c) "Non-Control Transaction" shall mean a transaction described below:


                           (i) the shareholders of the Employer, immediately
                  before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                           (ii) immediately following such merger, consolidation
                  or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                  (d) "Notice of Termination" shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written on this _____ day of __________, 2001.



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

                                           FIRST SOUTHERN BANCORP



[CORPORATE SEAL]                            By:_____________________________
                                                          Name:
Attest:                                                   Title:



Secretary

                                           EMPLOYEE



                                           ______________________________(L.S.)
                                           Charles Robert Fennell, Jr.





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